UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

W&T Offshore, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑No fee required.

☐Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

March 24, 2022

Dear Shareholder:

It is my pleasure to invite you to the 2022 Annual Meeting of Shareholders of W&T Offshore, Inc. scheduled to be held on Tuesday, May 3, 2022 at 8:00 a.m., Central Daylight Time. We have decided to use a virtual meeting format due to the uncertainty surrounding public health measures at the time the Annual Meeting was scheduled and positive environmental impacts of using a virtual format. You will not be able to attend the Annual Meeting physically in person. I hope you will be able to attend the virtual meeting.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Our Board of Directors has determined that owners of record of our Common Stock at the close of business on March 7, 2022 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment, postponement or relocation of the meeting.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, beginning on or about March 24, 2022, we sent a Notice of Internet Availability of Proxy Materials to our shareholders.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote using the Internet or telephone voting procedures described on the Notice of Internet Availability of Proxy Materials or vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope (if you have requested a paper copy of the proxy materials). If you decide to attend the Annual Meeting virtually, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs.

Sincerely,

Tracy W. Krohn
Chairman of the Board,
Chief Executive Officer and President

5718 Westheimer Road, Suite 700

Houston, TX 77057

Phone (713) 626-8525

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2022

Notice is hereby given that the 2022 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held virtually at www.virtualshareholdermeeting.com/WTI2022 on May 3, 2022 at 8:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect four directors to hold office until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified;
(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement pursuant to Item 402 of Regulation S-K;
(3)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2022; and
(4)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 7, 2022 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder for ten days prior to the Annual Meeting. If you would like to inspect the list of Company stockholders of record, please contact the Investor Relations department at investorrelations@wtoffshore.com to schedule an appointment or request access.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about March 24, 2022, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote or request paper copies. Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Shahid A. Ghauri
Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 24, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 3, 2022

This Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

5718 Westheimer Road, Suite 700

Houston, TX 77057 Phone (713) 626-8525

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W&T OFFSHORE, INC.

5718 Westheimer Road, Suite 700

Houston, TX 77057

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of W&T Offshore, Inc. (the “Company”) for use at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on May 3, 2022 virtually at www.virtualshareholdermeeting.com/WTI2022 at 8:00 a.m., Central Daylight Time, or at any adjournments, postponements or relocations thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily electronically, or by mail for those shareholders requesting paper copies of proxy materials. Officers, directors and employees of the Company may also solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. The Company has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies. On or before March 24, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials and vote online. We will make these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

We have decided to use a virtual meeting format due to the uncertainty surrounding public health measures at the time the Annual Meeting was scheduled and positive environmental impacts of using a virtual format. You will not be able to attend the Annual Meeting physically in person.

Purposes of the 2022 Annual Meeting

The purposes of the Annual Meeting are: (1) to elect four directors to hold office until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to approve, on an advisory basis, the compensation of the Company’s named executive officers, pursuant to Item 402 of Regulation S-K; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2022; and (4) to transact such other business as may properly come before the meeting and any adjournment, postponement or relocation thereof. Although the Board does not anticipate that any other matters will come before the Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on March 7, 2022 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 143,012,124 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 3 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

●	Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of all votes cast. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.
●	Item 2 (Approval of Executive Compensation): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to approve, by non-binding vote, executive compensation. An abstention has the same effect as voting “AGAINST” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not considered to be entitled to vote and do not affect the outcome.
●	Item 3 (Ratification of the Appointment of Independent Accountants): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to ratify the appointment of our independent registered public accounting firm. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal.

The Board has retained Georgeson to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $9,250, plus reasonable expenses, costs and disbursements for proxy solicitation services.

Voting Procedures

If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

●	By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

●	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.
●	By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided.
●	In Person. You may vote in person at the virtual Annual Meeting by completing a ballot as directed during the virtual Annual Meeting; however, attending the meeting without completing a ballot will not count as a vote.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting virtually and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the virtual Annual Meeting before your proxy is exercised.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), but without exhibits. Shareholders should direct requests to W&T Offshore, Inc., Attn: Corporate Secretary, 5718 Westheimer Road, Suite 700, Houston, TX 77057. The Form 10-K and the exhibits filed with it are available on our website, www.wtoffshore.com in the “SEC Filings” subsection of the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board is composed of the following four directors: Ms. Virginia Boulet and Messrs. Daniel O. Conwill IV, Tracy W. Krohn, and B. Frank Stanley. At the Annual Meeting, four directors are to be elected, each of whom will serve until the 2023 Annual Meeting and until his or her successor is duly elected and qualified.

Each nominee has consented to be nominated and to serve if elected. If any nominee is unable to serve as a director, the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Board may designate or the size of the Board may be reduced. We know of no reason why any nominee would be unable to serve.

Information about the Nominees

Virginia Boulet, age 68, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. From 2004 through 2018, Ms. Boulet was an adjunct professor of law at Loyola University Law School. From April 2014 to 2021, she was employed as Managing Director of Legacy Capital, LLC. From 2002 to March 2014, Ms. Boulet was employed as Special Counsel to Adams and Reese, LLP, a law firm. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Ms. Boulet has over 30 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of Velodyne Lidar, Inc. (“Velodyne”), a lidar technology company. She also serves as chair of the nominating and corporate governance committee of Velodyne, as well as a member of the board’s compensation committee and executive committee. Service on this Board and its committees has provided her the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School. With her public company board experience and recruiting experience as president of a recruiting company, Ms. Boulet is well suited as a member of our Board, the Audit Committee, the Compensation Committee and to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing the myriad of legal issues presented to the Board.

Daniel O. Conwill IV, age 61, has served on the Board since May 2021. He is currently a member of Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. He is currently Chief Financial Officer for Durfort Holdings, SRL and affiliated companies, an international conglomerate engaged in the manufacture and sale of cigars and other tobacco products. Prior to serving in his current position, Mr. Conwill served as Co-Chief Executive Officer and Head of Investment Banking at Seaport Global Securities (“Seaport”). Prior to Seaport, Mr. Conwill was the Founder, Chairman of the Board and Chief Executive Officer and manager of the Investment Banking Group at Global Hunter Securities ("Global Hunter.") Prior to forming Global Hunter, Mr. Conwill was Executive Vice President and Co-Director of Corporate Finance at Jefferies & Company, Inc. ("Jefferies & Co”). While at Jefferies & Co, Mr. Conwill founded its oil and gas investment banking group in 1993 and managed that group until his departure in 2005. Prior to joining Jefferies & Co in 1993, Mr. Conwill was a Managing Director in Corporate Finance at Howard, Weil, Labouisse, Friedrichs, Inc. Mr. Conwill's professional career started in the tax department with Arthur Andersen & Co. Mr. Conwill received his Bachelor’s and Master’s Degrees in Accounting from the University of Mississippi and has a law degree from the University of Mississippi's School of Law. Mr. Conwill brings valuable leadership and management skills as a result of his roles as the Chairman of the Board and Chief Executive Officer of Global Hunter and Co-CEO of Seaport Global. We believe that this experience, as well as the financial and advisory and capital markets experience that he has gained through his over 30 years in investment banking and in particular his experience in advising oil and gas companies, will make him a valuable part of our Board and member of our Audit, Compensation, and Nominating and Corporate Governance Committees.

Tracy W. Krohn, age 67, has served as Chief Executive Officer since he founded the Company in 1983 and as Chairman since 2004 and was also Treasurer from 1997 until 2006. He also served as President of the Company since its founding until September 2008 and again since March 2017. During 1996 to 1997, Mr. Krohn was Chairman and Chief Executive Officer of Aviara Energy Corporation. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1981 to 1983, Mr. Krohn was Senior Engineer with Taylor Energy Company. In 2013, Mr. Krohn was appointed to serve on the board of directors of the American Petroleum Institute. As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and acute business judgment.

B. Frank Stanley, age 67, has served on the Board since 2009. Mr. Stanley is currently the Chair of the Audit Committee and Compensation Committee and a member of the Nominating and Corporate Governance Committee. He is currently Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 31 stores in 12 states with over seven hundred employees. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant. Mr. Stanley has an extensive background in accounting and financial matters, which qualify him for service as the Chair of the Audit Committee and Compensation Committee, and a member of the Nominating and Corporate Governance Committee.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES LISTED ABOVE.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking that our shareholders provide advisory, non-binding approval of the compensation paid to our Named Executive Officers, as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement. The Board recognizes that executive compensation is an important matter for our shareholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on the Company’s performance. In particular, the Compensation Committee strives to attract, as needed, and retain the best possible executive talent, to incentivize the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. To do so, the Compensation Committee typically uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and shareholder interests and concerns, and we feel that the 2021 decisions regarding incentive compensation were consistent with these principles.

As described in the CD&A section of this proxy statement, we believe our historical compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders and that the total compensation packages provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding compensation of our Named Executive Officers together with the accompanying narrative disclosures in the “Executive Compensation and Related Information” section of this proxy statement.

We believe that the shareholders, by voting for directors individually as described in Proposal 1, have had a clear ability to express their approval or disapproval of the performance of our directors and, specifically the directors serving on the Compensation Committee; however, in 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), which requires, among other things, a non-binding advisory “say-on-pay” vote and gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Proposal 2 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee values the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board has determined that it is in the best interest of the Company and its shareholders to hold an advisory vote to approve the compensation paid to our Named Executive Officers on an annual basis going forward.

Text of the Resolution to be Adopted

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders

pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board (the “Audit Committee”) appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2022. We are advised that no member of EY has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent registered public accountants. A representative of EY is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted under the “Governance—Governance Documents” subsection of the “Investors” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete updated version copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Any amendments to the Code of Business Conduct and Ethics will be posted on the Company’s website at www.wtoffshore.com under the “Governance—Governance Documents” subsection of the “Investors” section.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual, the SEC’s rules and regulations governing “independence” of members of the Audit Committee, and the applicable Texas law. In making the determinations of director independence, the Board considered the relationship described below.

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer and President and controls approximately 33.6% of the outstanding shares of Common Stock. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer and President also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his significant ownership interest in the Company. Virginia Boulet is the independent director who was elected to serve as the Presiding Director of the Board in 2021. If all of the director nominees are elected at the Annual Meeting, Mr. Stanley will replace Ms. Boulet as Presiding Director of the Board.

Standing Committees of the Board

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. If all of the director nominees are elected at the Annual Meeting, (i) Ms. Boulet, Mr. Stanley and Mr. Conwill will all serve on each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, (ii) Ms. Boulet will remain Chair of the Nominating and Corporate Governance Committee, (iii) Mr. Stanley will remain Chair of the Audit Committee and (iv) Mr. Conwill will replace Mr. Stanley as Chair of the Compensation Committee.

Audit Committee

Ms. Boulet and Messrs. Conwill and Stanley sit on the Company’s Audit Committee. Mr. Stanley is Chair of the Audit Committee. The Board has determined that each of Messrs. Stanley and Conwill, and Ms. Boulet are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Stanley has been designated as the “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated under the Exchange Act.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent registered public accountants that audit the Company’s financial statements and approving any other services provided by the independent registered public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) overseeing the operation of such system and the integrity of the Company’s financial statements, overseeing the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal audit function and the management of the Company. The Audit Committee’s functions are further described under the heading “Audit Committee and Independent Registered Public Accounting Firm—Audit Committee Report.” A copy of the Audit Committee’s Charter is posted under the “Governance—Governance Documents” subsection of the “Investors” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Ms. Boulet and Messrs. Conwill and Stanley serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m). The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board accepts or rejects the recommendation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for monitoring a process to annually assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted under the “Governance—Governance Documents” subsection of the “Investors” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Ms. Boulet and Messrs. Conwill and Stanley serve as members of the Compensation Committee. Mr. Stanley is the Chair of the Compensation Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m). If all director nominees are elected at the Annual Meeting, Mr. Conwill will serve as Chair of the Compensation Committee.

The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended (the “Incentive Compensation Plan”) and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer and President of the Company. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management, as the Committee deems appropriate; however, the Compensation Committee may not delegate its authority to an individual with regard to any matter or action under the Incentive Compensation Plan for an officer that is subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Governance—Governance Documents” subsection of the “Investors” section of our website and is available in print to any shareholder who requests it.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee, in the course of its oversight activities, also conducts periodic reviews of the Company’s cybersecurity policies, procedures and risks. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Consulting Fees and Services and Conflicts of Interest

The Compensation Committee selects our compensation consultants and other Compensation Committee advisors taking into consideration the factors identified by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE listing standards. At the August 2020 meeting of the Compensation Committee, the Compensation Committee elected to continue to utilize Meridian Compensation Partners, LLC as the Company’s executive compensation consultant for 2021. Other than services involving only broad-based non-discriminatory plans or providing survey information, neither our current nor our prior compensation consultant provided non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2021. The Compensation Committee has concluded that the work of our compensation consultants has not raised any conflict of interest. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2021, the Board held eight meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held one meeting and the Audit Committee held five meetings. All of the directors attended all meetings of the Board and all meetings of the committees on which they served during 2021, except the Board meeting and meetings of the Audit Committee and the Compensation Committee that occurred on November 2, 2021, for which Mr. Conwill was not present.

The Company’s directors are encouraged to attend the Annual Meeting, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the Annual Meeting held in 2021.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Corporate Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Shahid A. Ghauri, Esq.

Corporate Secretary

W&T Offshore, Inc.

5718 Westheimer Road, Suite 700

Houston, TX 77057

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of background, experience and competencies that the Board desires to have represented; age; skills; occupation; and understanding of financial statements and financial reporting systems.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

Director Skills Matrix

Currently, our Board embodies a diverse set of experiences, qualifications, attributes and skills as shown below:

	Executive Leadership	Financial	Energy/ Oilfield Services	International Operations	Past or Present CEO	Past or Present CFO	Other Outside Board Experience
Virginia Boulet	✓	✓					✓
Daniel O. Conwill IV	✓	✓	✓	✓	✓	✓	✓
Tracy W. Krohn	✓	✓	✓		✓		✓
B. Frank Stanley	✓	✓	✓		✓	✓

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,917 shares of Common Stock were initially reserved for issuance under the Directors Compensation Plan. In 2020, the Directors Compensation Plan was amended to increase the number of shares by 500,000 shares of Common Stock, and as of December 31, 2021, a total of 410,742 shares remain available for issuance under the Directors Compensation Plan.

We provide each of the non-employee directors of the Company the following compensation:

(i)    an annual retainer of $110,000, payable in equal quarterly installments;

(ii)   at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual meeting of shareholders) equal to $70,000;

(iii)  compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;

(iv)  compensation of $1,000 for each Board unanimous written consent executed;

(v)   compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;

(vi)  compensation of $5,000 each year for serving on any committee of the Board (except Chair of the Audit Committee);

(vii) compensation of $5,000 each year for serving as chair of any committee of the Board (except Chair of the Audit Committee);

(viii) compensation of a one-time fee of $10,000 for serving on any Special Committee of the Board that may be formed; and

(ix)  compensation of $15,000 each year for serving as Chair of the Audit Committee.

The terms of the restricted stock grant are as set forth in the Company’s Directors Compensation Plan, with restrictions lapsing with respect to all of the shares subject to the restricted stock grant on each of the first anniversary date of the date of grant for grants made in 2020 and 2021 and restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant for grants made prior to 2020. Vesting of awards would be accelerated upon a change of control (as defined in the Director Compensation Plan). Restricted shares are subject to forfeiture until vested and cannot be sold, transferred or otherwise disposed of during the restriction period. The director generally will have the same rights of a shareholder with respect to such shares, including the right to vote and receive dividends or other distributions paid with respect to the shares. The director must remain in service on the Board during the restriction period to retain the shares. If the director leaves prior to expiration of the restricted period, then the award will be forfeited unless otherwise affirmatively determined by the Board.

The following table sets forth a summary of the compensation the Company earned by its non-employee directors in 2021:

2021 Director Compensation Table

			Stock Awards
Name	Fees Earned		(1)(2)	Total
Virginia Boulet	$159,333		$70,002	$229,335
Daniel O. Conwill IV	104,333		70,002	174,335
Stuart B. Katz (3)	47,167	(4)	—	47,167
S. James Nelson (3)	47,833	(5)	—	47,833
B. Frank Stanley	167,500		70,002	237,502

(1)	The amounts reflect the grant date fair value of stock awarded during 2021, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
(2)	As of December 31, 2021, each director has the following aggregate number of outstanding shares of restricted stock accumulated for all years of service as a director: Virginia Boulet—24,696 shares; Daniel O. Conwill IV—20,834; and B. Frank Stanley—24,696 shares.
(3)	Mr. Katz’s and Mr. Nelson’s terms expired at the May 2021 Annual Meeting.
(4)	The cash fees earned by Mr. Katz were paid to Stuart Capital LLC, a wholly-owned designee of Mr. Katz.
(5)	The cash fees earned by Mr. Nelson were paid to FSD Corporation, a wholly-owned designee of Mr. Nelson.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the director stock retention guidelines (the “Director Policy”), which applies to each of our non-employee directors. Under the Director Policy, no such director may sell or transfer any shares of Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Common Stock, having an aggregate value of at least $500,000. As of December 31, 2021, each of our Board members was in compliance with the Director Policy.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. Ms. Boulet has served as Presiding Director of the Board. If all of the director nominees are elected at the Annual Meeting, Mr. Stanley will replace Ms. Boulet as Presiding Director of the Board. Interested parties who would like to contact Ms. Boulet on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., 5718 Westheimer Road, Suite 700 Houston, TX 77057.

CORPORATE RESPONSIBILITY

Our 2022 ESG Report

In April 2022, we will be releasing our 2022 ESG report (“ESG Report”) which can be found under the “Corporate Responsibility” tab of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Our ESG Report provides detailed information about W&T Offshore, Inc.’s Environmental, Social and Governance (“ESG”) initiatives and related key performance indicators, including information concerning our Safety and Environmental Management Systems (“SEMS”).

Our ESG Report will cover the three-year period of January 1, 2019 through December 31, 2021, unless otherwise noted. In the creation of our ESG Report, we consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), the Sustainable Development Goals (“SDG’s”) promulgated by the United Nations and other reporting guidance from industry frameworks and standards.

Oversight of ESG Issues

The Company recognizes that a significant concern of many shareholders of publicly traded companies is a commitment by boards of directors to addressing oversight of ESG-related issues affecting shareholders. This responsibility is oftentimes delegated to a specific committee of a board of directors. Given the small size of the Company’s Board of Directors, the Company’s Board of Directors considered and concluded it would not be productive or efficient to assign oversight of ESG-related matters to a specific committee of the Company’s Board of Directors at this time. Rather, such oversight would remain the responsibility of the Company’s full Board of Directors with each of its current committees retaining oversight responsibilities for the specific matters set forth in their respective charters.

The Board of Directors has had a long-standing practice of reviewing at each quarterly meeting of the Board certain ESG-related issues that are critical to fulfilling the Company’s environmental responsibilities and to the well-being of our employees. Those matters include the number and extent of any oil spills from the platforms we operate in the Gulf of Mexico and the number and extent of any injuries that our employees or employees of our contractors suffer while working on our platforms. The Board not only discusses each of such accidents or incidents, but also reviews the Company’s environmental and safety performances versus the average performances of our competitors in the Gulf of Mexico. Also, on a quarterly basis, the Board discusses with the appropriate officers of the Company any issues that have arisen in the course of the quarter involving the Company’s obligations under all other governmental laws and regulations involving the Company’s operations in the Gulf of Mexico.

Shareholder Engagement and Company Responses

Following the 2021 Annual Meeting of Shareholders of the Company, the Board of Directors of the Company determined to become more involved in direct communication with larger shareholders of the Company with respect to executive compensation and other ESG issues. Accordingly, the chairperson of the Company’s Audit Committee and Compensation Committee (Mr. Stanley) and the chairperson of the Nominating and Governance Committee (Ms. Boulet) worked with Company’s management to invite representatives of the Company’s 25 largest shareholders (other than Mr. Krohn) to discuss executive compensation and any other ESG issues. We held conference calls with representatives of each shareholder expressing an interest to engage in an open-ended conversation about these issues, in which representatives of the Company (other than the Company’s executive officers, including Mr. Krohn), Mr. Stanley and/or Ms. Boulet participated.

As a result of those telephonic discussions with larger shareholder representatives and giving consideration to institutional shareholder voting guidelines of institutional shareholder services companies like Institutional Shareholder Services and Glass Lewis and voting policies of certain large institutional investors, our Board of Directors took various matters under advisement resulting in the following:

●	Our Nominating & Corporate Governance Committee has adopted a policy, referred to generally as the “Rooney Rule” of interviewing and considering in good faith at least one ethnically or gender diverse candidate for each open position as a nominee for our Board of Directors and any senior executive position at the Company.
●	Effective January 1, 2021, the Company, with Mr. Krohn’s concurrence, ceased the payment of income tax gross-up payments to Mr. Krohn with respect to imputed taxable income received by Mr. Krohn in connection with his private use of the Company’s leased aircraft permitted under the terms of his employment agreement. The Company now pays no tax gross-ups to any executive officer.
●	For 2022, the Company has determined to extend the performance measurement period of performance-based awards granted this year under its long-term equity compensation plans from the prior Company norm of tying such awards to a measurement period of the calendar year in which they were awarded to a measurement period of three years beginning January 1, 2022 through December 31, 2024. In addition, early separation from the Company during this extended performance period will not trigger any partial vesting or partial credit for these 2022 performance-based awards for officers and employees.
●	Our Board of Directors has adopted a policy of not entering into any future employment agreements with executive officers containing “single trigger” change of control vesting of benefits. The Company only has one long-standing agreement with Mr. Krohn and the Company has no present plans to enter into any additional employment agreements with executive officers. A single trigger vesting automatically vests the executive with certain benefits upon a change of control of the company notwithstanding that the executive may remain with the company in a comparable position. Generally, a “double trigger” vesting provision requires, in addition to the occurrence of a change in control, the loss of comparable position with the company to vest such benefits. The Board is evaluating whether awards made under the current provisions of the Company’s compensation plans, which have generally been subject to “single trigger” vesting, should be changed.
●	The chairpersons of the Nominating and Governance Committee and the Audit Committee, with advice from counsel recently evaluated possible amendments to the Company’s Articles of Incorporation to (i) permit holders of a majority of outstanding shares to amend the Company’s Bylaws, which is currently prohibited under the Articles, and (ii) lower the percentage of holders of outstanding shares required to approve certain fundamental actions and transactions under the Texas Business Organizations Code (the “TBOC”) from the statutory default requiring approval of holders of two-thirds of outstanding voting shares to as low as a bare majority of such shares required for certain fundamental actions and transactions by the Company, including mergers, sale of substantially all of the assets and, with limited amendments to the Company’s Articles of Incorporation. The provisions of the Articles of Incorporation requiring a two-third majority vote for material transactions to be approved and vesting solely in the Board the right to amend the Bylaws were originally adopted to protect minority shareholders at a time when Mr. Krohn beneficially owned a majority of the Company’s voting stock. Essentially those provisions took from Mr. Krohn the sole right to amend the Company’s Articles of Incorporation and Bylaws and to enter into material agreements involving the Company. We believe that, given Mr. Krohn’s current material ownership in the Company, those provisions continue to protect minority shareholders. Furthermore, an amendment to affect either of these provisions would require approval by holders of two-thirds or more of the Company’s outstanding voting shares. Since Mr. Krohn owns more than 1/3 of the voting shares of the Company, neither measure could pass without his approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 7, 2022, based on the 143,012,124 shares of Common Stock outstanding on that date, of (i) the Company’s named executive officers (which includes the chief executive officer, chief financial officer and three most highly compensated additional executive officers), directors and director nominees, (ii) all executive officers and directors of the Company as a group, and (iii) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

	Shares of Common Stock	Percent of Outstanding
Name of Beneficial Owner	Beneficially Owned (1)	Common Stock
Tracy W. Krohn	48,005,757	33.6%
Virginia Boulet	317,355	*
Daniel O. Conwill IV	20,834	*
B. Frank Stanley	266,831	*
Shahid A. Ghauri	123,081	*
Stephen L. Schroeder	313,106	*
William J. Williford	127,891	*
Janet Yang	65,363	*
Directors and Executive Officers as a Group (8 persons) (2)	49,240,218	34.4%

*	Less than one percent.
(1)

Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

(2)

The number of directors and executive officers, shares of Common Stock and percent of outstanding Common Stock shown includes all directors and executive officers of the Company providing service as of December 31, 2021.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2021 and written representations that no other reports were required with respect to 2021, all of our directors and officers and beneficial owners complied with applicable Section 16(a) filing requirements, except that Ms. Yang and Messrs. Krohn, Schroeder, Williford, and Ghauri each had a delinquent filing on Form 4 for a transaction involving vesting of restricted stock units of the Company’s stock, as a result of an administrative error.

EXECUTIVE OFFICERS

The following individuals have served as our executive officers throughout 2021 and continue to serve as of the date of this proxy statement in the indicated positions. These persons are also referred to collectively in this proxy statement as our “Named Executive Officers” and are included in the Summary Compensation Table and other compensation tables included in the following section entitled “Compensation Discussion and Analysis”:

Name	Age (1)	Position
Tracy W. Krohn	67	Chairman, Chief Executive Officer and President
Janet Yang	41	Executive Vice President and Chief Financial Officer
William J. Williford	49	Executive Vice President and Chief Operating Officer
Stephen L. Schroeder	59	Senior Vice President and Chief Technical Officer
Shahid A. Ghauri	53	Vice President, General Counsel and Corporate Secretary

(1)	Ages as of March 7, 2022

Mr. Krohn’s biographical information can be found in this proxy statement in the section entitled “Proposal No. 1 – Election of Directors” under the subsection “Information Concerning Director Nominees.”

Janet Yang joined the Company in 2008 and was named Executive Vice President and Chief Financial Officer in November 2018. Previously, she served as Acting Chief Financial Officer from August 2018 to November 2018, Vice President of Corporate and Business Development from March 2017 to November 2018, Director of Strategic Planning & Analysis from June 2012 to March 2017 and Finance Manager from December 2008 to June 2012. Prior to joining the Company, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management, investment banking at Raymond James and energy trading at Allegheny Energy. Ms. Yang earned a Bachelor of Arts degree in Economics from Rice University and a Master of Business Administration degree from The University of Chicago Booth School of Business.

William J. Williford joined the Company in 2006 and was named Executive Vice President and Chief Operating Officer in March 2022. Since joining W&T in 2006, he has served as Reservoir Engineer, Exploration Project Manager, General Manager Deepwater of Gulf of Mexico, Vice President and General Manager of Gulf of Mexico Shelf and Deepwater, and most recently, Executive Vice President and General Manager of Gulf of Mexico. Mr. Williford has over 20 years of oil and gas technical experience with large independents in the Gulf of Mexico and Domestic Onshore. Prior to joining the Company, Mr. Williford held positions in reservoir, production and operations at Kerr-McGee and Oryx Energy. Mr. Williford earned a Bachelor of Science degree in Petroleum Engineering from Mississippi State University.

Stephen L. Schroeder joined the Company in 1998 and was named Senior Vice President and Chief Technical Officer in June 2012. Previously, he served as Senior Vice President and Chief Operating Officer from July 2006 to June 2012, Vice President of Production from 2005 to July 2006 and Production Manager from 1999 until 2005. Prior to joining the Company, Mr. Schroeder was with Exxon USA for 12 years holding positions of increasing responsibility, ending with Offshore Division Reservoir Engineer. Mr. Schroeder earned a Bachelor of Science degree in Petroleum Engineering from the Texas A&M University and a Master of Business Administration degree from Loyola University New Orleans.

Shahid A. Ghauri joined the Company in March 2017 as Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Ghauri served as a partner with Jones Walker, a New Orleans, Louisiana law firm since 2015. Prior to that, Mr. Ghauri served as Assistant General Counsel of BHP Billiton Petroleum and in private practice as a partner working with top tier oil and gas firms for 17 years. Mr. Ghauri earned his juris doctor degree from the University of Houston Law Center and both a master’s degree and a bachelor’s degree in science in Petroleum Engineering from the University of Texas at Austin.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company at December 31, 2021.

Number of securities
remaining available for
	Number of securities to be			future issuance under equity
	issued upon exercise of	Weighted-average exercise		compensation plans,
	outstanding options,	price of outstanding options,		(excluding securities
	warrants and rights	warrants and rights		reflected in column (a))
Plan category (1)	(a)	(b)		(c)
Equity compensation plans approved by security holders	895,383	N/A	(2)	9,367,710
Equity compensation plans not approved by security holders	—	—		—
Total	895,383	N/A	(2)	9,367,710

(1)

Our equity compensation plans are the Amended and Restated Incentive Compensation Plan and the Director Compensation Plan. Column (a) consists of restricted stock units and performance-based restricted stock units granted and unvested. Column (c) consists of shares available for issuance under both plans excluding amounts in column (a).

(2)	The securities granted under the plans are restricted stock and restricted stock units, which do not have an exercise price.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about our Chief Executive Officer, who currently also holds the title of President; Chief Financial Officer, who also serves as our Chief Accounting Officer; and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of long-term shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase our profitability, oil and gas reserves, production rates, Adjusted EBITDA (defined below), and Adjusted EBITDA Margin (defined below), to appropriately manage lease operating expenses (“LOE”) and general and administrative (“G&A”) expense and various other key operational and environmental, social and governance (“ESG”) metrics. Under its charter, the Compensation Committee sets the compensation of our Chief Executive Officer, reviews and approves the evaluation process and the compensation of our other Named Executive Officers, and evaluates the performance of the Company’s executive officers and senior management. Typically, the Compensation Committee has approved metrics by which each Named Executive Officer’s cash incentives and stock-related incentives will be awarded through our incentive plans. We define “Adjusted EBITDA” as net income before net interest expense plus income tax (benefit) expense, depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premiums, bad debt reserve, release of restricted funds, litigation, share-based compensation, and other items that are appropriate adjustments to reflect normalized results, while “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by revenues for the period.

Appropriately setting compensation metrics, goals and objectives in the oil and gas exploration industry, in the view of the Compensation Committee, presents certain unusual challenges because the operational and financial results of the Company are so heavily influenced by changes in commodity prices over which the management has no direct influence. The Compensation Committee recognizes, however, that the influence of changes in commodity prices can be ameliorated somewhat by entering into commodity derivatives contracts (which, in certain circumstances, creates another set of risks). Accordingly, Adjusted EBITDA, as defined by the Compensation Committee, includes the impact of the realized commodity derivative contracts or cash, but excludes the unrealized portion of any gains or losses on those contracts, which can swing significantly in value with an undetermined total cash impact

As a result, the Compensation Committee believes that goals utilized to incentivize management should be reviewed annually for possible revision in light of changing commodity prices. For example, an Adjusted EBITDA margin metric may be significantly higher or lower in one year compared to the prior year’s target and yet be a meaningful goal, the obtaining of which is in the shareholders’ best interest. The Compensation Committee believes that rigidly retaining an Adjusted EBITDA margin target set for a prior year during periods of substantially higher commodity prices could act as a significant management disincentive. Conversely, an Adjusted EBITDA margin target may be set significantly higher than the prior year in light of commodity price increases which in the context of many other businesses would represent an unrealistic increase in a fundamental financial metric. On the other hand, the Compensation Committee is aware, after conversations with our larger shareholders who accepted our invitation to discuss these matters, that our shareholders expect our long-term compensation plan to include at least one three-year metric that focuses management on the need to create long-term shareholder value. Accordingly, in 2022, we have changed our long-term compensation plan metrics to include a three-year relative total shareholder return (“TSR”) metric.

The Compensation Committee has historically applied the following compensation strategies in connection with its deliberations:

●	To compensate the Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and/or revenues in the oil and gas industry.
●	To provide a component of the total target compensation of the Named Executive Officers in the form of equity-based incentive compensation awarded as a function of our performance in an effort to encourage retention and so that over time our Named Executive Officers have a meaningful financial interest which is identically aligned with our shareholders’ interests.
●	To provide incentive compensation (both short and long-term) awards that are subject to well-defined performance-based targets, as approved by the Compensation Committee.

In addition to the primary components of executive compensation described further below, our executive compensation program includes other features that we believe are consistent with strong governance practices, including:

What We Do

● Transparent Compensation Program: We strive to maintain a transparent executive compensation program that is easily understandable both to stockholders and employees	● Significant At-Risk, Variable Compensation Aligned with Performance: A significant percentage of target compensation awards are at-risk, variable and performance-based
●
Independent Compensation Consultant: Engagement by the Compensation Committee of an independent compensation consultant to assist with the Compensation Committee’s regular review of our executive compensation program
● Multi-Year Equity Vesting: Multiple-year vesting for all executive equity awards, with increased performance periods for equity awards beginning in 2022
● Balanced Mix of Compensation: Balance of short-term performance-based cash compensation and long-term equity awards	● Stock Ownership Guidelines: Executive stock ownership guidelines and holding requirements
●
Business Judgment: In addition to our formulaic incentive programs, we maintain the ability to incentivize and retain our executives in a manner that reflects our environment in real-time conditions, and compensate our executives in a manner that will strengthen our business goals

●
Clawback Policy: All incentive compensation awards subject to recoupment in the event of certain financial restatements, or the miscalculation of a performance metric or goal that is the basis of payment of incentive compensation

● Mitigation of Undue Risk: We conduct a risk assessment annually to carefully consider whether any of our compensation programs could lead to risk-taking behavior in our employees	● Anti-Hedging Policy: We have a policy that prevents executives and directors from engaging in short-term trading or hedging transactions involving our common stock

What We Do Not Do

● No Tax Gross-Up Obligations: We do not provide tax gross-up payments to the NEOs for any reason.	● Limited Employment Agreements: Our CEO has a historical employment agreement still in effect, but all other NEOs are at-will employees
● No Guaranteed Payments: We do not provide any guaranteed bonus awards.
●
No “Single Trigger” Future Executive Employment Agreements. Our board has adopted a policy that any future employment agreements with executive officers will not include any “single trigger” benefits that vest upon a change of control.

● No Benefits to Former Executives: We do not maintain benefits for former executives, other than our broad-based 401(k) plan	● No Excess Benefit Plans: We do not maintain pension, supplemental executive retirement plans or other excessive benefit plans for executives

Shareholder Votes on Executive Compensation and Company Responses

The Company had previously implemented a three-year advisory vote on executive compensation, but has since concluded it to be advisable and in the best interest of the Company and its shareholders to hold such vote on an annual basis. In 2021, the Company held a shareholder advisory vote on the compensation paid to our Named Executive Officers in 2020, which resulted in an excess of 70% of votes cast approving such compensation. The Company is holding another vote in connection with the 2022 annual meeting.

Following the last advisory vote in 2021, the Compensation Committee considered many factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our peer group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determined to be in all shareholders’ best interests. As a result of the 2021 “say on pay” advisory vote, the Company reached out to the 25 largest shareholders for feedback, and based on the conversations we had with some of our larger shareholders, we have made some changes to our compensation policies including no future tax gross-up payments made to our executives, a longer performance period for our PSU awards and no future employment agreements with executives containing “single trigger” change of control vesting of benefits.

Notwithstanding the level of shareholder support in 2021 for our executive compensation programs, in the latter part of the 2021 year and early 2022, the Compensation Committee determined that it would be beneficial to engage with representatives of the Company’s largest shareholders regarding their thoughts and opinions regarding our executive compensation programs and other ESG topics. As a result of telephonic discussions with larger shareholder representatives, the Board of Directors adopted a policy of not entering into any future employment agreements with executive officers containing “single trigger” change of control vesting of benefits. The Board of Directors will continue to discuss corporate governance issues with shareholders on an annual basis. For more detail on those communications and Company responses to certain compensation issues raised in resultant discussions, see “Shareholder Engagement and Company Responses” under the “Corporate Responsibility” section of this proxy statement, although the compensation program changes that were made as a result of this engagement are set forth again below.

What We Heard		Our Responsive Changes
The performance period for long-term incentive compensation should be longer than a single calendar year	→	Beginning with the PSUs that will be granted in the 2022 year, the performance period will be designed to track the entirety of the life of the award, rather than a portion
The Company should not provide tax gross-up payments to executives	→	We discussed this concern with our CEO, and all parties determined that Mr. Krohn would no longer receive any tax assistance relating to his aircraft use
The Company should provide detailed disclosure regarding incentive compensation structures and applicable performance metrics	→	We have included a detailed analysis of the performance metrics applicable to our incentive compensation programs
The Company should engage with large shareholders to receive feedback regarding the recent “say on pay” vote results	→	The Company carried out an expansive shareholder engagement program in 2021
The Company should not be providing single-trigger change in control benefits to executive officers	→	The Company adopted a policy not to provide such benefits to executive officers in any future employment agreements

The Company intends to make a continued concerted effort to provide our shareholders with additional insight regarding our incentive compensation programs, our peer group analysis, and our general compensation philosophy disclosures within this CD&A.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out its overall responsibility relating to the compensation of our officers and senior management, including our Named Executive Officers. During 2021, our Chief Executive Officer also played an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultants and other advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards, as described in greater detail within the Corporate Governance section above. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent consulting firm experienced in executive and overall compensation practices and policies, to assist in calibrating the form and amount of executive compensation for the 2021 compensation program by providing market data, and continued to engage Meridian with respect to current 2022 compensation decisions. Prior to the start of the 2021 year, and then throughout the 2021 year, the Compensation Committee consulted with Meridian in order to either set target compensation values, or to receive assistance in determining the satisfaction of applicable performance metrics for 2021 compensation awards, as applicable.

Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest, and they are considered an independent consulting firm.

The Compensation Committee typically works with our Chief Executive Officer to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

●	preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;
●	evaluating employee performance (other than the Chief Executive Officer);
●	meeting with compensation consultants, legal counsel or other advisors as directed by the Compensation Committee;
●	recommending our business goals, subject to approval by the Compensation Committee;
●	providing background information regarding our business goals; and
●	recommending the compensation arrangements and components for our employees, including Named Executive Officers (other than the Chief Executive Officer).

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any legal counsel, other advisors or members of management deemed appropriate by the Compensation Committee. The Compensation Committee considers the statistical comparisons to our peer group as provided by the compensation consultant as only one factor in setting compensation of our Named Executive Officers, as actual compensation decisions are the result of the Compensation Committee’s subjective analysis of a number of factors. Following this review, the Compensation Committee, meeting without management in attendance, sets the salary and other compensation of our Chief Executive Officer.

Market Analysis

When making compensation decisions, the Compensation Committee typically considers comparative compensation information of select peer and industry companies as one reference point in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

The Compensation Committee retained Meridian in August 2020 as an independent compensation consultant to provide competitive executive compensation analysis and establish the 2021 compensation program, and we continued to retain them and use their services with respect to the 2022 compensation programs. Meridian provided the Compensation Committee a competitive compensation analysis based on publicly available information for a select group of peer companies approved by the Committee. The peer companies chosen included E&P companies with similar offshore operations to the Company or E&P companies of comparable size to the Company, and considered which companies that we regularly compete with for executive and management talent. The list of peers that were identified for purposes of analyzing our 2021 compensation program were originally set as follows:

●	Berry Corporation
●	Bonanza Creek Energy, Inc.
●	Centennial Resource Development, Inc.
●	Earthstone Energy, Inc.
●	Gran Tierra Energy Inc.

●	Gulfport Energy Corporation
●	HighPoint Resources Corporation
●	Kosmos Energy Ltd.
●	Laredo Petroleum, Inc.
●	Montage Resources Corporation
●	Northern Oil and Gas, Inc.
●	Penn Virginia Corporation
●	QEP Resources, Inc,
●	Ring Energy, Inc.
●	SilverBow Resources, Inc.
●	Talos Energy Inc.

There were various mergers and acquisitions involving the peer companies above during the 2021 year, but this list is intended to reflect the status of our peer company group at the time that 2021 compensation decisions were originally determined.

The Compensation Committee examined data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. Using this market data, the Compensation Committee set total compensation by generally targeting between the 25th and the 50th percentile for our executive team other than Mr. Krohn, who had a general target compensation level of between the 50th and 75th percentile, while also recognizing that compensation for any specific employee is not purely a mechanical equation.

The statistical competitive compensation information is just one of the inputs used in setting executive compensation, as the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of an officer’s duties and responsibilities as compared to the corresponding position in the survey and peer group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our Company.

Elements and Purpose of Executive Compensation

Our Named Executive Officers’ compensation has historically had three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the Incentive Compensation Plan, we may grant cash incentive awards, stock-based awards or a combination of both. In 2010, we established cash incentive awards and performance-based RSU awards. Each component of the compensation program is designed to serve a particular purpose, as set forth in the table below:

Element of Compensation	Purpose of Compensation Element
Base Salary	Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels.

Annual Cash Incentive Compensation

Annual cash incentive awards are granted to incentivize our Named Executive Officers largely to assist us in achieving our annual performance goals, as well as, to a lesser degree, to achieve their individual performance goals.

Long-Term Incentive Compensation

The long-term incentive award is designed with two main goals in mind:

●
to align the interests of Named Executive Officers and shareholders by creating a mechanism through which the executives are reasonably likely to build a substantial equity oriented financial interest in the Company; and
●
retention.

Notwithstanding the compensation elements that have typically been included in our compensation program, in light of the coronavirus pandemic, changes to our industry, and the general uncertainty of the market during 2020, the Compensation Committee determined that it would be appropriate to suspend making any decisions with respect to short-term and long-term incentive compensation awards to the Named Executive Officers during 2020. Ultimately, the Compensation Committee determined that it would be in the best interests of our shareholders to suspend the payment or grant of any senior officer bonuses and incentive awards for 2020.

In early 2021, our Compensation Committee revisited this decision in light of the unprecedented and unsettling nature of the events of 2020 with the coronavirus epidemic and its severe impact on the oil and gas industry and noting the improvements to the Company’s business and prospects since the prior volatile year. The committee also took into account conditions in the local Houston job market at the time, as the demand for energy industry professionals expanded to include employers from alternative energy companies as well as oil and gas companies. As a result, the Compensation Committee recommended that, in addition to incentive cash and long-term incentive awards to be issued under the Company’s plans, each Named Executive Officer should receive a discretionary non-plan cash bonus award primarily for retention purposes. That bonus award was conditioned upon the individual’s continued service to us through two separate payment dates, as detailed further below. Similar discretionary bonuses were paid to all employees in the organization who participate in the bonus plan, as the Company found that steeper competition for employees was broad-based in the Houston market.

With respect to our equity-based compensation awards, the Compensation Committee believes that by personally owning a significant equity interest in the Company, the executives’ interests are better aligned with the shareholders. In designing our 2021 long-term incentive compensation plan, the Compensation Committee took note of the fact that the Chief Executive Officer owns a significant equity interest in the Company. Accordingly, in the judgment of the Compensation Committee there could not have been a better alignment between the most senior officer’s interests and those of the shareholders regarding his pursuit of development of projects with appropriate long-term risk/reward and the best potential for long-term value creation for the shareholders. This overarching alignment between the interests of the Chief Executive Officer and the shareholders allowed the Compensation Committee the flexibility to design a hybrid long-term incentive plan.

In addition, there is a retention element in the design of our 2021 program because the long-term awards vest over a three-year period. While a portion of the long-term awards granted in each year are subject to performance criteria, the targets for such criteria were chosen to ensure that the criteria are reasonably obtainable during the year to which the grant relates, but they are not intended to be “stretch targets.” The Compensation Committee has historically designed the long-term awards in this manner in order to make the achievement of the award more demanding than a purely retention-oriented grant, yet less demanding than some long-term equity incentive plans because of the belief that it helps align the executives’ interest with those of the shareholders if they personally own a significant amount of equity interest in the Company.

In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program. Particularly with respect to our Chief Executive Officer, we consider his perquisites and other benefits to be a material element of his overall compensation package, and the value of such benefits are considered the same as cash compensation when we make decisions regarding his salary, annual cash incentive compensation and long-term incentive compensation awards.

Base Salary

Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account the market compensation paid by the peer group and survey companies described above. Their base salaries are reviewed annually and adjusted from time to time to realign salaries with those market levels after taking into account changes in individual responsibilities, performance, experience and/or cost of living.

February 2021 Special Retention Compensation

We typically grant annual cash incentive awards pursuant to the Incentive Compensation Plan (the “Cash Incentive Awards”). The Cash Incentive Awards are designed to align executive officer pay with the Company’s financial performance, as well as performance against important short-term initiatives and are intended to reward our Named Executive Officers based on the achievement of very detailed and clear company objectives. We did not grant such Cash Incentive Awards in the 2020 calendar year due to various factors resulting from the unusual environment that our industry was operating within among the coronavirus outbreak. However, in February 2021, we granted certain cash bonus awards to employees who typically participated in our Cash Incentive Awards, including our current Named Executive Officers, to retain and motivate our employees, recognizing that they had not been competitively compensated during the 2020 year. As explained above, the Committee believed it necessary and appropriate to grant these discretionary bonuses because of a steep increase in competition for talent in the energy industry generally in the Houston area. These awards were granted in the 2021 year, therefore they will be reflected within this CD&A and the Summary Compensation Table below as 2021 compensation items, however we view them, in part, as recognition for their efforts during the 2020 calendar year. Our Named Executive Officers received cash bonus awards in the amounts set forth in the table below, half of which was paid on March 15, 2021 and the second half was paid April 15, 2021.

Named Executive Officer	February 2021 Special Retention Award
Tracy W. Krohn	$711,900
Janet Yang	212,826
William J. Williford	212,826
Stephen L. Schroeder	213,183
Shahid A. Ghauri	217,841

Annual Cash Incentive Compensation

With respect to the 2021 year, the Cash Incentive Awards were again structured as formulaic annual incentive awards, similar to the Cash Incentive Awards in effect during the 2019 year. The Cash Incentive Awards for the 2021 year rewarded our Named Executive Officers based on the achievement of very detailed and clear company objectives (the “Performance Metrics”).

In previous years, we modified the Cash Incentive Awards in two ways to better align the Cash Incentive Awards with metrics that we believe more directly impact the Company’s operational performance and profitability, a design that we carried through to the 2021 awards as well. We strive thereby to increase accountability at the project level, significantly emphasize the importance of safe operations and creating more individual reward potential for employees to encourage entrepreneurial and results-driven thinking and behavior (as opposed to a purely mechanical approach). Each year, the Performance Metrics applicable to the 2021 Cash Incentive Award included metrics focused on production, reserves, LOE, G&A and Adjusted EBITDA margin, each measured on a corporate level. We also included a corporate level ESG Score metric as well as three other operational metrics related to project-level capital expenditures, production timing and reserves estimates. The Performance Metrics we established for the 2021 year are detailed below. The awards also include an individual performance multiplier (“Individual Performance Multiplier”) that gives greater weight to individual performance and contribution. As a result, the Cash Incentive Award is adjusted by, and heavily influenced by, the Individual Performance Multiplier.

Generally, Named Executive Officers receive an individual performance score for the year based on a scale of 1 to 5, expressed in increments of tenths, which correspond to an Individual Performance Multiplier scale from 0 to 1.9 as follows:

Individual Performance Score:	1.0	2.0	2.1	3.0	4.0	5.0
Individual Performance Multiplier:	0.0	0.0	0.10	0.53	1.0	1.9

The 2021 Cash Incentive Award program provides for an annual cash payment equal to an established target cash incentive amount (annual base salary multiplied by a target percentage identified in the table below for each executive), multiplied by a total performance score for the Company (between 0% and 200% using straight-line interpolation) as determined by a set of pre-defined Performance Metrics, multiplied by an Individual Performance Multiplier (between 0 and 1.9). If the individual performance score was 2 or less, or the Performance Metrics have, in the aggregate, resulted in less than the threshold levels for the year, no award was to become payable for the year.

The Compensation Committee has designed the 2021 Cash Incentive Awards program with an additional overall financial metric that works in combination with the 2021 Performance Metrics. In summary, once we determine the amount that each Named Executive Officer has earned (based on the 2021 Performance Metrics and the Individual Performance Multiplier) we will generally be required to make the payment only if and when we achieve an annual Adjusted EBITDA in an amount exceeding $200 million as of the end of the quarter before the bonus is paid, plus the three consecutive preceding fiscal quarters, as reported in our Earnings Release. This overriding Adjusted EBITDA metric must be met before December 31, 2022 in order for any payments of the 2021 Cash Incentive Award to be made. The Compensation Committee added this condition to the payment of the Cash Incentive Awards in recognition of the fact that significant and rapid changes in commodity prices can present extremely difficult conditions and the Company needs to protect its liquidity while such conditions persist. This formulation of the Cash Incentive Award allows the executives to retain the possibility to benefit from their accomplishments if and when the industry and the Company recover from such dislocation. This overall financial metric was met during the 2021 year.

The Individual Performance Multiplier was to be determined for every employee who received a 2021 Cash Incentive Award at year-end in conjunction with an end-of-year performance assessment.

For the Named Executive Officers, the fiscal 2021 target cash incentive amounts as a percent of base salary were as follows:

Eligible 2021
Incentive Cash
Award as a % of
Named Executive Officer	Base Salary
Tracy W. Krohn	100%
Janet Yang	80%
William J. Williford	80%
Stephen L. Schroeder	80%
Shahid A. Ghauri	90%

The 2021 award was contingent upon our attainment of the following Performance Metrics, provided, however, the 2021 Incentive Cash Award was subject to an additional overall financial metric that must be achieved on or before December 31, 2022, as described above, as well as the Individual Performance Multiplier.

Performance Metrics for 2021 Cash Incentive Compensation

	Threshold	Threshold	Target	Target	Maximum	Maximum
Business Criteria	Objective	Weighting	Objective	Weighting	Objective	Weighting
Production (1)	14.2 MMBoe	10.0%	14.6 MMBoe	20.0%	15.3 MMBoe or greater	40.0%
Proved Reserve (2)	Proven reserves of 137.2 MMBoe at 2020 year-end	7.5%	Proven reserves of 144.4 MMBoe at 2020 year-end	15.0%	Proven reserves of 151.6 MMBoe at 2020 year-end	30.0%
LOE and G&A (3)	$16.10 per Boe	5.0%	$14.63 per Boe	10.0%	$13.16 or less per Boe	20.0%
ESG Score (4)	4.0 pts	5.0%	8.0 pts	10.0%	12.0 pts	20.0%
Cost Control on Capex Spent on Wells and P&A Projects (5)	115%	7.5%	100%	15.0%	85%	30.0%
Wells Coming Online on Time (6)	60 days after expected date	5.0%	Within 30 days of expected date	10.0%	60 days ahead of expected date	20.0%
Post Drill P50 Reserves vs. Pre Drill P50 Reserves (7)	75.0%	5.0%	100%	10.0%	125%	20.0%

	Threshold	Threshold	Target	Target	Maximum	Maximum
Company Criterion	Objective	Weighting	Objective	Weighting	Objective	Weighting
Adjusted EBITDA Margin Percentage (8)	40.2% for year 2021	5.0%	44.0% for year 2021	10.0%	47.8% or greater for year 2021	20.0%
Totals		50.0%		100.0%		200%

(1)

“Production” amounts are based upon production on an MMBoe basis for the 2021 fiscal year, but taking into account the effect of property sales, if applicable, as determined by the Compensation Committee. “MMBoe” is defined as one million barrels of oil equivalent.

(2)

The threshold, target and maximum levels for the “Reserves” are based upon ending reserves on an MMBoe basis for the 2021 fiscal year, taking into consideration the effect of property sales, if applicable, as determined by the Compensation Committee.

(3)	The threshold, target and maximum levels for the LOE and G&A are determined on a per Boe basis (excluding hurricane expenses, insurance credits for such expenses and/or other extraordinary events).
(4)	ESG Score will be measured in points, as described in the following table using the defined terms below:

ESG Score Calculation Details

Combined ESG Score: 0 to 12 points

Total Recordable Incident Rate
TRIR Performance Level		Points
0.00	Maximum	3
0.35	Target	2
0.65	Threshold	1
Spill Ratio Level
0.2	Maximum	3
0.8	Target	2
1.3	Threshold	1
INC Performance Level
0.010	Maximum	3
0.014	Target	2
0.020	Threshold	1
Employee Development Training Courses (per Employee)
4	Maximum	3
3	Target	2
2	Threshold	1

Total Recordable Incident Rate (“TRIR”): Total Number of Recordable Cases (occupational injury requiring medical treatment) multiplied by 200,000 divided by total hours worked by all employees during the year covered.

Spill Ratio: Barrels spilled / millions of barrels produced.

INC to Component Ratio: Number of Incidents of Non-Compliance (“INCs”) divided by number of components inspected by the Bureau of Safety and Environmental Enforcement (“BSEE”).

Employee Development Training Courses (per Employee): The minimum number of Company-sponsored employee development training courses (as specified by the Company for the calculation of this performance metric) per employee, completed by at least 75% of active employees during the performance period to achieve the specified level.

(5)

Cost Control on Capex Spent on Wells and P&A Projects. Actual capex and P&A costs divided by pre-drill/authorization for expenditure (“AFE”) estimates (based on drilling JV, Budget and/or AFEs) for all capex required to drill, complete and hookup new wells and other capex and P&A expense that individually contribute 5% or more to the total capex and P&A costs for 2021. Metric will be weighted on project by project basis (25%) and cumulative basis, adjusted for timing and other changes to the capex and P&A program (75%).

(6)

Wells Coming Online on Time. Actual date minus pre-drill estimated timing of initial production (based on drilling JV, Budget and/or AFEs) on a project by project basis. Total points per well dependent on number of wells that come online in 2021.

(7)

Post Drill P50 Reserves vs. Pre Drill P50 Reserves. Post drill P50 reserves versus Pre drill P50 reserves, both on a PV-10 basis (as a percentage of pre-drill estimates; at same price deck; comparison on revenue from reserves before expenses basis to account for changes in oil/gas mix). Metric will be weighted on both project by project (25%) and cumulative basis (75%).

(8)	Adjusted EBITDA and Adjusted EBITDA Margin have been defined above.

Attaining or exceeding the Performance Metrics is not assured and requires significant effort by our Named Executive Officers and other employees. Where the actual performance achieved is between threshold, target and maximum objectives, the Company interpolates (using straight-line interpolation) the Award Percentage for any given Performance Metric. Actual performance levels achieved for the 2021 year are described below.

In 2021, the Company did not achieve a number of its Performance Metrics. Hurricane Ida had a significant impact on production of oil and gas in the Gulf of Mexico. While the Company recovered from the damages to our platforms fairly quickly, a significant amount of the Company’s production was interrupted for a prolonged period of time because bringing that production to market requires the use of pipelines and other infrastructure owned by third parties. In many cases, this infrastructure was not in place for up to four months following Hurricane Ida. Likewise, drilling activity was substantially impacted. Recovery from Hurricane Ida, and indeed the ordinary normal operations were substantially constrained by the effects of the coronavirus outbreak. Due to the effects of Hurricane Ida and the coronavirus outbreak, staffing our platforms safely presented extremely difficult challenges through 2021. Consequently, the Compensation Committee felt that a pure mathematical approach to the Performance Metrics would cause the Company to lose valuable talent to a newly enlarged pool of competitors in the Houston energy market. For these reasons, management did not apply a purely mathematical approach to the 2021 bonus, and awarded a discretionary amount that was intended to compensate for the factors discussed above. The Compensation Committee determined that it was prudent and necessary to follow the example of management. Accordingly, the amounts reflected in the cash bonus in the Summary Cash Compensation Table herein are in excess of the amounts that a purely mathematical approach would have yielded. The Compensation Committee believes strongly in rewarding performance, and in past years there have been circumstances under which no bonuses were paid. However, 2021 was an aberrational year for the Company, as it has been for many companies in the United States, and the Compensation Committee determined the award of discretionary amounts was reasonable under the circumstances.

Long-Term Equity Incentive Compensation

We granted service-based restricted stock unit (“RSUs”) awards and performance-based cash awards and performance-based restricted stock unit awards (together, the “PSUs”) to each of the Named Executive Officers during 2021. The serviced-based RSU awards vest in equal one-third installments over a three-year period, subject to the Named Executive Officers’ continued employment through each applicable vesting date. The PSU awards are based on a relative TSR metric. The PSU awards vest based on the satisfaction of our relative TSR ranking to a predetermined set of peers generally throughout the first calendar year of grant, thereafter becoming subject to service-based vesting requirements until the service vesting date of October 1, 2023. As noted above, the PSU award agreements also provided the recipients with a performance-based cash incentive award, which is subject to the same terms and conditions as the PSU, including all performance metrics and vesting conditions, although it is the Company’s expectation that the performance-based restricted stock unit portion of the award will be settled in shares of our common stock, while the cash award will be settled in cash. Because both portions of the long-term performance award are governed by the same terms and award agreements, we refer to them together as the PSUs throughout these discussions.

Total long-term equity award values were determined based upon a percentage of the Named Executive Officer’s base salary for the year, and dividend bas set forth in the table below. The split between the service-based RSUs and the PSUs (at target), as a percentage of salary, are also set forth below for each Named Executive Officer:

		Percentage of Target	Percentage of Target
	Aggregate Long-Term	Long-Term Incentive	Long-Term Incentive
	Incentive Awards (as a	Award granted as RSU	Award granted as PSU
Named Executive Officer	% of Base Salary)	(as a % of Base Salary)	(as a % of Base Salary)
Tracy W. Krohn	245%	81.7%	163.3%
Janet Yang	67%	22.3%	44.7%
William J. Williford	67%	22.3%	44.7%
Stephen L. Schroeder	67%	22.3%	44.7%
Shahid A. Ghauri	67%	22.3%	44.7%

PSU awards for 2021 were further allocated as 34.3% in performance-based restricted stock unit awards and 65.7% in performance-based cash incentive awards.

The TSR for the Company and each member of the peer group will generally be calculated as follows: (X + Y)/Z, where “X” equals the difference in the volume-weighted average closing price (“VWAP”) of the company’s securities for the 20 consecutive trading days prior to the end of the performance period, minus the VWAP of that company’s securities for the 20 consecutive trading days at the beginning of the performance period; “Y” means the cumulative amount of dividends and distributions (whether in the form of cash or equity) paid in respect of the company’s securities during the performance period, assuming dividends and distributions on such securities are reinvested in additional shares of the company’s securities; and “Z” means the VWAP of a company’s securities for the 20 consecutive trading days at the beginning of the performance period. Depending on the Company’s ranking within the performance peer group, the PSU award may be earned from 0% to 200% of the target amount of the award, but in no event will the earned award exceed the target amount if the Company’s TSR for the applicable performance period is negative. The performance peer group for the 2021 performance-based equity awards consists of the following companies:

●	Berry Corporation
●	Centennial Resources Development Inc.
●	Civitas Resources, Inc.
●	Earthstone Energy, Inc.
●	Gran Tierra Energy Inc.
●	Gulfport Energy Corporation
●	Kosmos Energy Ltd.
●	Laredo Petroleum, Inc.
●	Northern Oil and Gas, Inc.
●	Ranger Oil Corporation
●	Ring Energy, Inc.
●	SilverBow Resources
●	Talos Energy Inc.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions.

The value of such benefits is a very small percentage of total compensation for all Named Executive Officers with the exception of our Chief Executive Officer. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company- chartered aircraft for personal travel for security reasons and to facilitate efficient personal and business travel. In addition, an aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage within “All Other Compensation” in the Summary Compensation Table that follows. In 2021, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 93.9 flight hours. Aggregate incremental cost, if any, of travel by Mr. Krohn’s family or other guests when accompanying Mr. Krohn on both business and non-business occasions is also included in the Summary Compensation Table when applicable.

Setting Executive Compensation in 2021

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer recommends salary increases, which are reviewed and approved by the Compensation Committee.

For 2021, the primary factor in determining the amount of base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, none of the base salaries for the NEOs changed. In addition, with respect to Mr. Krohn’s 2021 base salary, the Compensation Committee took into consideration the fact that the employment agreement we entered into in 2010 with Mr. Krohn provides him with aircraft benefits each year. This benefit, while not a fixed amount in any given year, is deemed to be a material aspect of Mr. Krohn’s compensation package. The Compensation Committee takes the cash value of this benefit into consideration when reviewing Mr. Krohn’s base salary against his peers. Additionally, the Compensation Committee takes into account the following ways that Mr. Krohn has personally supported the Company, which the Committee believes to provide valuable competitive advantages for the Company:

●	Entities affiliated with and controlled by Mr. Krohn have purchased approximately 5.9 million shares of the Company since 2016;
●	Entities affiliated with and controlled by Mr. Krohn invested $8.0 million into purchasing our second lien notes due November 2023 when we refinanced our long-term debt in October 2018;
●	Entities affiliated with and controlled by Mr. Krohn committed $14.5 million of equity investment for the $361.4 million drilling joint venture with private equity investors that the Company closed in June 2018; and
●	Calculus Lending, LLC, which is affiliated with and controlled by Mr. Krohn provided a $100 million first priority lien secured revolving facility with a borrowing base of $50 million.

The base salary amounts for each of the Named Executive Officers for the 2021 and 2020 years were as follows:

Named Executive Officer	2021 Base Salary	2020 Base Salary
Tracy W. Krohn	$1,000,000	$1,000,000
Janet Yang	400,000	400,000
William J. Williford	400,000	400,000
Stephen L. Schroeder	400,000	400,000
Shahid A. Ghauri	340,000	340,000

Annual Cash Incentive Compensation. The Compensation Committee annually reviews the recommendation of executive management regarding the performance-based goals for the Company. As discussed above, the Compensation Committee awarded certain cash bonus awards to our current Named Executive Officers in recognition of the successful efforts of our employees in continuing to navigate well through the various challenges in the industry, including the improvement in the strength of our balance sheet as evidenced by the meaningful reduction in net debt and increase in liquidity, as well as to retain and motivate employees with competitive compensation.

As discussed above, the Compensation Committee established the targets for 2021 with reference to forecasts and other financial and operational data. The Compensation Committee set award targets based on production, reserve growth, LOE containment, G&A cost containment, Capital Expenditures containment, well-level production timing, pre-

drill and post-drill reserves, Adjusted EBITDA Margin, ESG Score and individual performance. Each metric was selected due to the Compensation Committee’s belief that the metric was an important measure of the performance of the Company and, in turn, potential shareholder value.

The following chart presents information about the actual performance relative to the Performance Metrics established by the Compensation Committee and the calculation of the award:

		Actual % of
		Target Cash
		Incentive Eligible
Business Criteria	Actual 2021 Company / Individual Performance	(1)
Production	13.9 MMBoe	0.0%
Proved Reserve	157.6 MMBoe	30.0%
LOE and G&A	$15.90/Boe	5.7%
ESG Score	9.3 pts	13.3%
Cost Control on Capex Spent on Wells and P&A Projects	Measurement included two projects on an individual basis, which ranged from 103% to 127% of adjusted target and overall projects were 119% of adjusted target on a weighted basis.	1.7%
Wells Coming Online on Time	One well was measured. Their initial production date as compared to the estimated initial production date for this well was 96 days behind the target date.	0.0%
Post Drill P50 Reserves vs. Pre Drill P50 Reserves	Measurement included one project, which had post drill P50/2P reserves as compared to pre drill P50 reserves of 56%.	0.0%
Company Criteria
Adjusted EBITDA Margin	39.6%	0.0%
Sub-total before individual performance		50.7%
Individual Criterion
Individual Performance	Various (2)	Various
Total		N/A

(1)

The 2021 Incentive Cash Award is subject to an additional overall financial metric that must be achieved on or before December 31, 2022, as described above. The Company met this as of December 31, 2021; therefore, payments for achievement of this financial metric with respect to the 2021 year have been made to the Named Executive Officers. The percentages shown reflect results applicable to the 2021 Performance Metrics.

(2)	The Individual Performance Multiplier for each Named Executive Officer was as follows: Mr. Krohn, 1.9; Mr. Williford, 1.54; Ms. Yang, 1.9; Mr. Schroeder, 1.36; and Mr. Ghauri, 1.00.

In determining the individual performance for the NEOs, the Compensation Committee considered the individual contribution of the NEOs to the achievement of Company goals, such as making accretive acquisitions/dispositions, continuing high rates of drilling success, prudently managing the Company’s balance sheet and cash flows, maintaining good liquidity, increasing proved reserves, increasing production and controlling and reducing costs. The Compensation Committee also discussed various factors that we believe significantly impacted our business and operations during the 2021 year, including having production delays that were due to unpredictable hurricanes and third-party platforms and pipeline issues. These events, which were not under the control of our executives, directly impacted at least three of the performance metrics that were a part of the 2021 Cash Incentive Award design, such as production, EBITDA margin and LOE and G&A per boe, in ways that could not have been predicted or influenced by our executive officers. Our Compensation Committee saw an immediate need to address retention concerns, as we could lose executive talent in a robust job market to other oil and gas companies or to the growing renewable energy industry if our compensation is not deemed to be competitive in the market. Therefore, our Compensation Committee determined to pay the 2021 Cash

Incentive Awards in two portions: the formulaic amounts earned pursuant to the 2021 Cash Incentive Award structure described above, and a discretionary individual adjustment to those awards.

Accordingly, the following chart presents information about the awards eligible by each of our Named Executive Officers with respect to the actual performance for the 2021 year.

			Total
	Cash Incentive	Discretionary	2021
	Amount Earned	Adjustment	Amount
Named Executive Officer	($)	Amount ($)	($)
Tracy W. Krohn	963,300	332,500	1,295,800
Janet Yang	308,256	106,400	414,656
William J. Williford	249,850	86,240	336,090
Stephen L. Schroeder	220,646	76,160	296,806
Shahid A. Ghauri	155,142	53,550	208,692

Long Term Equity Awards. As discussed above, the PSUs granted in 2021 were subject to the satisfaction of our relative TSR ranking against our peers in the 2021 year. In 2021, the Company ranked in the 25.4th percentile against our peers, resulting in 50.8% of the 2021 PSUs becoming eligible to vest. Accordingly, 50.8% of the awarded PSUs are now eligible for vesting on October 1, 2023, subject to the requirement of continuous employment with the Company through such date.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Code limits the amount of compensation that may be deducted per covered employee to $1.0 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1.0 million annual deduction limitation applies to compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception for qualified performance-based compensation. For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers in 2017 or any later year (including the 2020 year), will be subject to a $1.0 million annual deduction limitation. Tax deductibility is only one factor that the company considers when setting compensation, therefore certain compensation paid to applicable executive officers may not be deductible.

We account for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because we may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by us may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As noted within the introduction of the section above titled “Elements and Purpose of Compensation,” different forms of compensation serve to meet our various compensation goals, from incentivizing to retaining our executives. Those goals are best met by analyzing the environment in which we will be operating each year and the changing market analysis of our peer group. The allocation of our compensation items needs to be flexible enough to accommodate changing needs.

Although we have historically granted restricted stock units pursuant to our equity program, incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of the following awards in the future: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units, (g) bonus stock, (h) dividend equivalents, or (i) cash awards.

Adjustment or Recovery of Awards upon Restatement of Company Performance. We adopted a clawback policy in 2014 and amended such policy in June 2018 (the “Clawback Policy”) that is applicable to all awards, cash or equity-based granted under our Incentive Compensation Plan, including any dividend equivalents or other cash awards incorporated in an RSU or other stock-based incentive award. The Clawback Policy generally states that in the event of any required restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, or an error or mistake in the calculation of a performance metric or goal that is the basis of payment of incentive compensation, the Compensation Committee and the Board each have the authority to cause an executive officer to repay all or applicable portions of the incentive award in question. The Compensation Committee shall have full discretion to determine the form, the amount and the timing of the recoupment, subject to any applicable laws that may govern the transaction.

In connection with the amendment of the Clawback Policy in June 2018, the Compensation Committee also approved the inclusion of a provision in all awards granted under our Incentive Compensation Plan that awards to any employee would be subject to any clawback policies that we may adopt, whether in response to the Dodd-Frank Act or otherwise. Also, under the terms of the Incentive Compensation Plan, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

Stock Ownership Guidelines. On February 24, 2010, our Board approved the adoption of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer administers the Policy for all other eligible employees. During 2021, the Policy was applicable to all employees who were eligible to and actually received equity-based awards pursuant to the Incentive Compensation Plan. The Policy requires our eligible employees to hold a number of shares of our Common Stock having a value in excess of set multiples of the amount of his or her annual base salary and to be compliant with the Policy within the four-year period after becoming subject to the Policy. Until such time as an employee owns the requisite shares of Common Stock, the employee is required to retain all shares of Common Stock that the employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity based awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result. The Company can grant exceptions to the Policy in the event of certain financial needs and other circumstances. On March 21, 2022, Shahid A. Ghauri, Vice President, General Counsel and Corporate Secretary of the Company and a Named Executive Officer, informed the Company that he sold substantially all shares of Company common stock beneficially owned by him to cover personal expenses for family elder care.

Common Stock that counts toward the satisfaction of the stock ownership level shall include: (a) shares of Common Stock owned outright by the employee and his or her immediate family members who also share the same household; (b) shares of Common Stock acquired upon an option exercise or upon the lapse of restrictions on other awards; (c) Common Stock purchased in the open market; and (d) deemed or actual stock investments due to an employee’s participation in our 401(k) plan.

A hardship exemption may be granted to an employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an employee from the Policy upon a determination that the employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the employee, or the employee’s base salary and compensation may be frozen at current levels until such time as the employee meets the terms of the Policy.

Anti-Hedging Policy. We have adopted a policy that prohibits directors, executives and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock.

Employment Agreements, Severance Benefits and Change of Control Provisions

We have historically maintained employment agreements with certain of our Named Executive Officers. As of December 31, 2021, the only employment agreement that was still in effect was our employment agreement with our Chief Executive Officer, Mr. Krohn. We entered into the employment agreement with Mr. Krohn on November 1, 2010, which, following an initial term of three years, is subject to automatic extensions for additional one-year periods each November 1st. We have determined that it is important for us to ensure that Mr. Krohn performs his role for an extended period of time, as he is the subject of numerous key man provisions in our company’s material contracts and credit agreements. Certain provisions contained in this agreement, such as non-competition and non-solicitation provisions as well as change of control payments, are essential to retaining a talented chief executive officer and protecting our shareholders. We believe that it is appropriate to compensate Mr. Krohn to refrain from working with competitors following termination, and that compensation enhances the enforceability of his agreement. Mr. Krohn’s employment agreement, including the potential severance and change of control provisions, are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control.”

The employment agreement between us and Mr. Krohn and the related severance provisions are designed to meet the following objectives:

Change of Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we provide potential compensation to Mr. Krohn in connection with a change of control transaction. Our intent is to promote his ability to act in the best interests of our shareholders even though his employment could potentially be terminated as a result of the transaction.

Termination without Cause or for Good Reason. If we terminate Mr. Krohn’s employment “without cause” or he terminates his employment for “good reason,” as each such term is defined in the employment agreement, we are obligated to pay him certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or a Change in Control” below. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in the chief executive officer if such a change is in the best interests of our Company and its shareholders.

Each of the Named Executive Officers will be entitled to certain benefits upon change in control events with respect to outstanding equity awards granted under our Incentive Compensation Plan, as more fully described within the section below titled “Potential Payments Upon Termination or a Change in Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

B. Frank Stanley (Chair)	Virginia Boulet	Daniel O. Conwill IV

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman, Chief Executive Officer and President, Ms. Yang, our Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2021, 2020 and 2019 fiscal years.

					Non-Equity
					Incentive Plan	All Other
Name	Year	Salary(1)	Bonus (2)	Stock Awards (3)	Compensation (4)	Compensation (5)	Total
Tracy W. Krohn	2021	$1,000,000	1,044,400	$1,892,602	$963,300	$592,419	$5,492,721
Chairman, Chief Executive	2020	1,000,000	—	—	624,620	405,492	2,030,112
Officer and President	2019	1,000,000	—	1,310,335	2,004,500	1,027,023	5,341,858
Janet Yang	2021	400,000	319,583	206,897	308,256	17,100	1,251,836
Executive Vice President and	2020	400,000	—	—	33,729	17,100	449,829
Chief Financial Officer	2019	350,000	—	112,362	522,286	16,800	1,001,448
William J. Williford	2021	400,000	299,066	206,897	249,850	16,833	1,172,646
Executive Vice President and	2020	400,000	—	—	44,816	16,745	460,495
Chief Operating Officer	2019	350,000	—	112,362	526,181	16,308	1,004,851
Stephen L. Schroeder	2021	400,000	288,986	206,897	220,646	17,100	1,133,629
Senior Vice President and	2020	400,000	—	—	78,259	5,495	482,754
Chief Technical Officer	2019	374,000	—	164,169	482,362	16,800	1,037,331
Shahid Ghauri	2021	340,000	271,391	175,861	155,142	16,681	959,075
Vice President, General Counsel	2020	340,000	—	—	71,144	17,100	428,244
and Corporate Secretary	2019	340,000	—	149,245	380,939	16,800	886,984

(1)	The amounts reflected in this column include total annual salary for the fiscal year.
(2)

The amounts reflected in this column for 2021 include the special retention bonus awards granted to each NEO in February 2021 and paid in two installments in March and April 2021, respectively, and the discretionary adjustment portion of the 2021 Cash Incentive Plan awards paid on March 15, 2022.

(3)

The amounts under the “Stock Awards” column reflect the aggregate grant date fair value of performance-based stock units granted to the NEOs pursuant to the Incentive Compensation Plan, computed in accordance with ASC Topic 718, without regard to any risk of forfeitures. The grant date fair value of performance-based stock units is reported based on the probable outcome of the performance conditions on the date of grant. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements. If the maximum amount, rather than the probable amount, were reported in the table with respect to the performance-based restricted stock units as of December 31, 2021, the total values associated with all stock award grants would be as follows: Mr. Krohn, $2,480,987; Mr. Williford, $271,320; Ms. Yang, $271,320; Mr. Schroeder, $271,320; and Mr. Ghauri, $230,619. The Company did not grant stock awards in 2020.

(4)

The 2021 Incentive Cash Awards are subject to an additional overall financial metric that must be achieved on or before December 31, 2022, as described above within the Compensation Discussion and Analysis. The Company met these criteria as of December 31, 2021; therefore, payments for achievement of these financial metrics with respect to the 2021 year have been made to the Named Executive Officers. The long-term cash incentive component granted in connection with our 2021 PSUs have not been included in this table as the award is still subject to time-based vesting conditions until 2023.

(5)

The amount excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. The amounts under “All Other Compensation” for 2021 include for Mr. Krohn, $575,319 for incremental costs associated with his use of chartered aircraft and to reimburse him for the charter of his aircraft for his personal use. As of January 1, 2021, Mr. Krohn is no longer reimbursed for taxes on imputed income associated with his personal aircraft usage for gross-up for taxes on imputed income associated with such aircraft usage. Remaining amounts for each Named Executive Officer relate to company contributions made into the executives’ 401(k) plan accounts.

2021 Grants of Plan-Based Awards

The following table sets forth information with respect to the equity-based incentive awards under the Incentive Compensation Plan, the long-term cash incentive portion of the PSUs, and the 2021 Cash Incentive Awards. Amounts reflect grant date values, rather than actual values that may be received upon the vesting or settlement of the award.

								All
								Other
								Stock
								Awards:
								Number
		Estimated Future Payouts						of
		Under Non-Equity						Shares	Grant Date
Named		Incentive Plan Awards			Estimated Future Payouts Under			of Stock	Fair Value of
Executive		Grant (1)			Equity Incentive Plan Awards (2)			or Units	Stock
Officer	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(3)	Awards (4)
Tracy W. Krohn		$50,000	$1,000,000	$3,800,000
	6/28/2021	536,248	1,072,496	2,144,993
	6/28/2021				76,011	152,022	304,044		$846,702
	6/28/2021							221,589	1,045,900
Janet Yang		$16,000	$320,000	$1,216,000
	6/28/2021	58,715	117,430	234,861
	6/28/2021				8,323	16,645	33,290		$92,706
	6/28/2021							24,193	114,191
William J. Williford		$16,000	$320,000	$1,216,000
	6/28/2021	58,715	117,430	234,861
	6/28/2021				8,323	16,645	33,290		$92,706
	6/28/2021							24,193	114,191
Stephen L. Schroeder		$16,000	$320,000	$1,216,000
	6/28/2021	58,715	117,430	234,861
	6/28/2021				8,323	16,645	33,290		$92,706
	6/28/2021							24,193	114,191
Shahid A. Ghauri		$15,300	$306,000	$1,162,800
	6/28/2021	49,908	99,817	199,634
	6/28/2021				7,074	14,148	28,296		$78,799
	6/28/2021							20,564	97,062

(1)

The first row of non-equity incentive plan award grants reflects the threshold, target and maximum cash values associated with the grant of our 2021 Cash Incentive Awards. The second row of the non-equity incentive plan awards reflects the portion of the 2021 PSUs that was a cash-based incentive award, subject to relative TSR metrics. As discussed in the CD&A, the performance metrics associated with the cash portion of the PSUs was met for the 2021 year at 50.8%, therefore that portion of the cash grant will be eligible to vest in 2023, at which time any settlement will be reported in the Summary Compensation Table.

(2)

These amounts represent the threshold, target and maximum number of PSUs that may become earned pursuant to the PSUs granted to the Named Executive Officers during the 2021 fiscal year. The number of PSUs which ultimately become earned is based on our Relative TSR performance, as discussed in “Compensation Discussion and Analysis—Elements and Purpose of Executive Compensation—Annual Long-Term Incentive Compensation.”

(3)

The restricted stock units vest in equal one-third installments on January 1, 2022, January 1, 2023 and January 1, 2024, in each case, subject to continued service and employment through the applicable vesting date.

(4)	Reported at grant date value, and based upon probable outcomes for the PSUs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have historically maintained employment agreements with certain of the Named Executive Officers. As of December 31, 2021, the only employment agreement that was still in effect was our employment agreement with Mr. Krohn. We entered into the employment agreement with Mr. Krohn on November 1, 2010, which following an initial term of three years, is subject to automatic extension for an additional one-year period each November 1, 2010. The agreement provides for a minimum base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. Mr. Krohn’s employment agreement provides for a minimum salary of $1,000,000, which was not increased in over ten years until December 2021, when the Compensation Committee, under authority delegated to it, determined to increase Mr. Krohn’s salary for 2022 to $1,150,000. His employment agreement provides that he is entitled to use of

Company chartered aircraft for personal travel. For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010. Under the amended arrangement, Mr. Krohn may use Company-chartered aircraft for both business and personal travel. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company. Under the arrangement, Mr. Krohn had received a gross-up cash payment for any taxes on imputed income associated with such aircraft usage and used by Mr. Krohn for any purpose. Effective January 1, 2021, Mr. Krohn no longer receives such tax gross-up payments. In 2021, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 93.9 flight hours. The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.” Other executive officers may be required for business purposes, or allowed for personal purposes, to use chartered aircraft. While no executive officers other than Mr. Krohn have a formal agreement with the Company regarding aircraft usage, and no executive officer other than Mr. Krohn has historically made substantial use of chartered aircraft for personal travel, the Company has the discretion to allow such use by other executive officers in limited and individual circumstances. To the extent any Named Executive Officer uses a chartered aircraft for personal travel, such use would be reflected in the Summary Compensation Table under “All Other Compensation.”

Please see “Compensation Discussion and Analysis—Elements and Purpose of Executive Compensation—Annual Long-Term Incentive Compensation” for a discussion of the terms of the restricted stock unit awards. Please see the section titled “Potential Payments Upon Termination or a Change in Control” below for a detailed description of certain terminations of employment or change in control events could impact the normal vesting schedules for the equity awards.

Percentage of Base Salary and Cash Discretionary Bonus in Comparison to Total Compensation

The table below shows the percentage of base salary and cash discretionary bonus to total compensation for each of our Named Executive Officers that were still providing services as of December 31, 2021.

Percentage of Salary
and Annual Cash
Discretionary Bonus to
Named Executive Officer	Total Compensation
Tracy W. Krohn	37%
Janet Yang	57%
William J. Williford	60%
Stephen L. Schroeder	61%
Shahid A. Ghauri	64%

Outstanding Equity Awards at December 31, 2021

The following table sets forth information regarding time and performance-based restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2021, which consist of the grants made in 2021, as the Company did not make equity compensation award grants in the 2020 year. The Company did not grant option awards in 2019, 2020 or 2021 and there are no stock options outstanding as of December 31, 2021.

	Number of	Market Value of
	Shares or Units	Shares or Units
	of Stock That	of Stock That
Named Executive Officer	Have Not Vested (1)	Have Not Vested (2)
Tracy W. Krohn	298,816	$1,084,702
Janet Yang	32,648	118,513
William J. Williford	32,648	118,513
Stephen L. Schroeder	32,648	118,513
Shahid A. Ghauri	27,751	100,736

(1)

This column includes performance-based restricted stock units that were granted in 2021 and were subject to relative TSR based vesting requirements, which were met for the 2021 year at 50.8%. Please see “Compensation Discussion and Analysis—

Elements and Purpose of Executive Compensation—Annual Long-Term Incentive Compensation.” Once performance has been satisfied for the performance-based stock units, they are treated as subject solely to time-based vesting conditions for the remainder of the vesting period. The RSUs granted in 2021 will vest in three equal installments, on each of January 1, 2022, 2023 and 2024. The performance-based stock units will vest on October 1, 2024.

(2)	The market value of the shares of restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 31, 2021 of $3.63 per share.

Stock Vested Table for 2021

The following table sets forth information regarding the vesting of equity awards for each of the Named Executive Officers during 2021.

		Number of Shares
		Acquired	Value Realized
Named Executive Officer	Vesting Date	on Vesting	on Vesting (1)
Tracy W. Krohn	12/15/2021	290,540	$961,687
Janet Yang	12/15/2021	24,914	82,465
William J. Williford	12/15/2021	24,914	82,465
Stephen L. Schroeder	12/15/2021	36,401	120,487
Shahid A. Ghauri	12/15/2021	33,092	109,535

(1)

Valued at $3.31 per share, which was the closing price on the date of vesting. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.

Potential Payments Upon Termination or a Change in Control

We have historically maintained employment agreements with certain Named Executive Officers, including Mr. Krohn. As of December 31, 2021, the only employment agreement that was in effect was Mr. Krohn’s agreement. We do not maintain employment agreements with the other Named Executive Officers, but each of our Named Executive Officers would be eligible for certain benefits with respect to their equity awards pursuant to the Incentive Compensation Plan upon qualifying terminations or change in control events.

Employment Agreement with Tracy W. Krohn

Mr. Krohn’s employment agreement is subject to a year-to-year renewal unless terminated with notice by either the Company or Mr. Krohn. Mr. Krohn’s employment agreement provides for a minimum salary of $1,000,000, which has not been increased in over ten years. In December 2021, the Compensation Committee, under authority delegated to it, determined to increase Mr. Krohn’s salary for 2022 to $1,150,000.

Mr. Krohn’s employment agreement provides for a potential severance payment in certain situations. In the event of his death or “disability” (generally defined as an accident, sickness or other circumstance which renders him mentally or physically incapable of performing his services for the Company), his compensation and benefits will terminate on the date of termination. If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than in connection with his death, disability, or for “cause” (generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), whether or not in connection with a change of control, Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time). If he elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the

Consolidated Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months. If Mr. Krohn elects to continue his health coverage following the initial 12-month period, then at any time during the following 18 months if his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs (collectively, the “Continued Medical Benefit”). Any outstanding restricted stock or restricted stock unit awards held at the time of a termination of Mr. Krohn’s employment by the Company without cause, or by Mr. Krohn for good reason, will receive 100% accelerated vesting, and any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, and Mr. Krohn is not also terminated in connection with such a change in control that would also trigger a payment of the CEO Severance Payment, then Mr. Krohn will receive the CEO Severance Payment described above as if he had been terminated as of the date of the change in control. The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn in the event that such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

In addition, all outstanding restricted stock or restricted stock unit awards held by Mr. Krohn as of the date of a change in control will vest, whether such awards were subject to a performance period and whether such a performance period had passed as of the date of the change in control. In the event that Mr. Krohn is terminated without cause or for good reason, any outstanding restricted stock or restricted stock units would also vest, provided that the termination of employment occurred following the satisfaction of any applicable performance period associated with that award. The definition of “change of control” in Mr. Krohn’s employment agreement generally will occur upon one or more of the following events: (1) a merger or consolidation that results in the Company’s voting securities representing less than 50% of the combined voting power of the voting securities of the Company or the surviving corporation immediately after the transaction; (2) the individuals who constitute the Company’s board of directors on the date of the agreement cease to constitute at least a majority of the Company’s board of directors; (3) the acquisition, by a person or a group, of beneficial ownership of any capital stock of the Company if, after such acquisition, the person or group beneficially owns 51% or more of either (A) the then-outstanding shares of the Company’s Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company (provided that for purposes of this subsection (3), the following acquisitions will not give rise to a change of control: (i) acquisitions directly from or by the Company, (ii) acquisitions by a Company employee benefit plan, (iii) acquisitions by any corporation pursuant to a transaction that results in the Company’s security holders remaining in control of 50% or more of the Company’s securities immediately following the transaction, (iv) an acquisition that constitutes an employee buyout, or (v) acquisitions by Mr. Krohn or his immediately family); (4) a sale of all or substantially all of the Company’s assets; or (5) the approval by the Company’s shareholders of a complete liquidation or dissolution.

In addition to acknowledging the continued binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the 2004 employment agreement, Mr. Krohn has agreed in his 2010 employment agreement (i) not to disclose our confidential information and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) not to solicit or hire Company employees.

Incentive Compensation Plan

With regard to executives, as of December 31, 2021, the Incentive Compensation Plan provided that in the event of a change of control of the Company, the Company may choose to accelerate or remove any restrictions upon an outstanding award. The plan generally defines a “change of control” according to the definition given above in Mr. Krohn’s employment agreement. The agreements that govern the outstanding RSU and PSU awards granted under the

Incentive Compensation Plan have a two-tiered vesting requirement based on time and performance metrics. A change of control will 100% accelerate all earned PSU awards that have satisfied the performance requirement but have yet to vest pursuant to the time-based restrictions, as well as target PSU awards that have not vested because the applicable performance period has not ended at the time the change of control occurs. A change of control will also accelerate any outstanding RSUs held by the executives.

The acceleration of the PSUs will depend upon whether the awards have been partially vested pursuant to the performance-based vesting provision at the time of the termination of employment. While Mr. Krohn’s employment agreement addresses certain change in control or termination of employment events, under the terms of the outstanding PSUs, if the performance criteria have not been satisfied at the time of an executive’s death or disability, or before a “normal retirement,” the awards would be forfeited; however, if the performance criteria has been satisfied at the time of an executive’s death or disability the awards will be 100% accelerated as to the earned PSUs. Outstanding RSUs will fully vest upon a death or disability. Acceleration upon a normal retirement for PSUs will be calculated using a pro-rata percentage calculation described below; outstanding RSUs will be accelerated upon a normal retirement using a pro-rata fraction based upon the number of full months that have passed from the grant date of the award until the retirement date.

The pro-rata percentage calculation for PSUs works as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36. As an example, provided below is the pro-rata calculation that would apply to Mr. Krohn’s acceleration of PSUs granted to him in 2021 upon a normal retirement. Assuming that Mr. Krohn was eligible for a normal retirement on December 31, 2021, his acceleration amount for that specific grant of restricted stock units would have been calculated as follows: (i) 2/3 of the sum of his performance stock units (77,227) times 12/24 (the numerator of which is the number of months of employment, beginning with the first day of the first month of the year in which the date of grant occurred and ending on December 31, 2021) (25,742 shares), plus (ii) 1/3 of the sum of his restricted stock units times 12/36 (the numerator of which is the number of months of employment, beginning with the first day of the first month of the year in which the date of grant occurred and ending on December 31, 2021)(8,581 shares), with the share portion multiplied by our closing stock on December 31, 2021 of $3.63 per share. This results in total shares of 34,323 becoming accelerated for a total value of $124,592. As noted above, for RSUs, the retirement acceleration is calculated based upon the number of full months between grant and retirement, over a 36-month period. Therefore for Mr. Krohn, assuming a retirement on December 31, 2021, with respect to his 2021 RSUs, five (5) full calendar months would have passed between grant and retirement. His 2021 grant of 221,589 RSUs would be multiplied by 5/36, for a resulting number of 30,777. Multiplied by our closing stock on December 31, 2021 of $3.63 per share, his acceleration value for the 2021 RSUs would have been $111,718.

If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2021, the only Named Executive Officer eligible for an age 67 retirement was Mr. Krohn, therefore we have chosen to provide his potential retirement amounts here in narrative form rather than include a “Retirement” column in the table that is not applicable to the remaining Named Executive Officers.

Potential Payments Upon Termination or a Change in Control Table

The following table reflects the values that certain of the Named Executive Officers would receive upon certain terminations of employment or upon a change in control. For purposes of the calculations below, the Company has made certain assumptions which we consider reasonable, such as all legitimate reimbursable business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The actual amount of payments that each executive could receive may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each executive would receive as of December 31, 2021. Equity award acceleration was calculated using the stock price of $3.63 per share, which is the closing price of our stock on December 31, 2021.

Potential Payments Upon Termination or a Change of Control

			Termination by
			Company
			without Cause or
	Change of	Death and	by Executive for
Executive and Compensation Component	Control	Disability	Good Reason
Tracy W. Krohn
Pro-Rata Bonus Award (1)	$1,295,800	$1,295,800	$1,295,800
CEO Severance Payment (2)	3,000,000	—	3,000,000
Continued Medical (3)	23,101	23,101	23,101
Accelerated Equity and Incentive Awards (4)	1,629,530	1,629,530	1,629,530
Total (5)	$5,948,431	$2,948,431	$5,948,431
Janet Yang
Accelerated Equity and Incentive Awards (4)	$178,167	$178,167	$—
William J. Williford
Accelerated Equity and Incentive Awards (4)	$178,167	$178,167	$—
Stephen L. Schroeder
Accelerated Equity and Incentive Awards (4)	$178,167	$178,167	$—
Shahid A. Ghauri
Accelerated Equity and Incentive Awards(4)	$151,443	$151,443	$—

(1)	Mr. Krohn would be entitled to receive a pro rata short-term incentive awards pursuant to the Incentive Plan upon a termination by the Company other than for cause, or by Mr. Krohn for good reason.
(2)	The CEO Severance payment, is three times the executive’s annual base salary as of December 31, 2021, which was $1,000,000 for Mr. Krohn.
(3)	Amounts are based upon the Company’s COBRA costs as of December 31, 2021 for the periods set forth above in the narrative.
(4)

Accelerated equity reflects 2021 RSU and PSU amounts (which include the long-term cash portion of the PSUs). The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2021” table), either on a full or pro-rata basis as applicable, by the closing price of our stock on December 31, 2021, which was $3.63 per share.

(5)

Amounts shown here are a total of the full costs for each element. The employment agreement for Mr. Krohn has a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore, Inc. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine initial payouts for our employees are Company-wide metrics, and any individual performance adjustments are discretionary and not guaranteed. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of W&T Offshore, Inc. and our shareholders as a whole. We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Tracy W. Krohn, our Chief Executive Officer.

For 2021, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than the Chief Executive Officer) was $130,704;
●	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement, was $5,492,721; and
●	For 2021 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was reasonably estimated to be 42 to 1. The process used to determine this ratio is described below:

To identify the median employee using the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

●	We determined that, as of December 31, 2021, our employee population consisted of approximately 323 individuals. All of these individuals are located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on March 9, 2022). This population consisted of persons classified as employees. We do not have seasonal workers and we did not include persons classified as contractors.
●	We used December 31, 2021 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner. Payroll information for the year 2021 is currently accumulated for other purposes, such as providing information to the Internal Revenue Service (“IRS”) for 2021; therefore, payroll information for the year 2021 was utilized.
●	We consistently applied a compensation measure to all employees by using the 2021 gross earnings reflected in our payroll records. The gross earnings for employees who were hired during 2021 were annualized using their gross earnings paid during 2021 and their date of hire. Employees who were hired at the end of December 2021 and did not receive any compensation in 2021 were excluded from the population. These gross earnings included all earnings reported on Form W-2 to the IRS, plus earnings which are excluded from W-2 earnings, which were primarily employee contributions to our 401K plan.
●	We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.
●	After we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $130,704. This amount will differ from amounts reported on Form W-2 primarily due to the amounts contributed by the Company to the employee’s account under the 401K plan.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Standing Committees of the Board” beginning on page 9 above. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in the report.

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews its charter and reports to the Board on its adequacy in light of applicable SEC and NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed EY as the Company’s independent external auditor for fiscal year 2022 (and the Audit Committee is seeking ratification by the Company’s shareholders for this appointment at this Annual Meeting).

During the last year, and earlier this year in preparation for the filing with the SEC of the Form 10-K, the Audit Committee:

●	Oversaw the Company’s cyber security program and conducted periodic reviews of the Company’s cybersecurity policies, procedures and risks;
●	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;
●	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;
●	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;
●	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;
●	discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;
●	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees”;
●	recommended, based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and
●	determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal 3, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to assure compliance with applicable laws or the Company’s policies, procedures and controls. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2021 and on the representations of the independent auditors included in their reports on the Company’s financial statements and effectiveness of internal control over financial reporting. The Audit Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.

The Audit Committee held five meetings in 2021 and met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by EY. The Audit Committee has determined that the provision of EY’s non-audit services is compatible with maintaining EY’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

B. Frank Stanley (Chair)	Virginia Boulet	Daniel O. Conwill IV

Principal Accounting Fees and Services

EY has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by EY and its affiliates to the Company for the years ended December 31, 2021 and 2020 are identified below.

	2021	2020
Audit fees (1)	$1,323,000	$1,218,000
Tax fees (2)	142,636	158,112
All other fees (3)	2,880	1,630
	$1,468,516	$1,377,742

(1)

Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal controls over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the SEC.

(2)	Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 2, 2021, the Company entered into an amendment to its Sixth Amended and Restated Credit Agreement pursuant to which Calculus Lending, LLC (“Calculus”), an entity controlled by, and an affiliate of, Tracy W. Krohn, the Chief Executive Officer of the Company, became as sole lender to the Company under a six-month $100 million first priority lien secured revolving facility with a borrowing base of $50 million. The terms of the transaction with Calculus were reviewed, evaluated and approved by the Audit Committee of the Company. In 2021, Calculus was paid arrangement and upfront fees by the Company in respect of the revolving credit facility of approximately $750,000 plus commitment fees of approximately $246,000, equal to 3.0% of unborrowed portion of the borrowing base lending commitment. In addition, the Company paid legal fees of approximately $173,000 on behalf of Calculus.

On March 8, 2022, the Company and Calculus agreed to an extension of the loan commitment and maturity date of the Calculus revolving credit facility to January 3, 2023. The terms of this extension with Calculus were reviewed and approved by the Audit Committee of the Company. In connection with such extension, Calculus is to be paid arrangement and upfront fees of approximately $1.0 million plus commitment fees described above. As of the date of this proxy statement, there have been no borrowings from Calculus by the Company on the revolving credit facility and no borrowings are outstanding.

During 2021, the Company made payments totaling approximately $0.6 million to W&T Offshore LLC (“W&T LLC”), an entity controlled by Mr. Krohn. These payments relate to the use by the Company of an aircraft indirectly owned by Mr. Krohn. In addition, W&T LLC has ownership interests in certain wells operated by the Company (such ownership interests pre-date the Company’s initial public offering). Revenues are disbursed and expenses are collected in accordance with ownership interest. Proportionate insurance premiums were paid to the Company and proportionate collections of insurance reimbursements attributable to damage on certain wells were disbursed. During 2021 there were no distributions made to W&T LLC related to their ownership interests.

In March 2018, the Company and two other initial members formed and initially funded a limited liability company, Monza Energy, LLC (“Monza”), which jointly participates with the Company in the exploration, drilling and development of certain drilling projects (the “JV Drilling Program”) in the Gulf of Mexico. The members of the limited liability company include a minority investment by an entity owned and controlled by Mr. Krohn and his family. The Krohn entity invested as a minority investor on the same terms and conditions as the third-party investors and its investment is limited to 4.5% of total invested capital within Monza. The entity affiliated with Mr. Krohn has made a capital commitment to Monza of $14.5 million. The business and affairs of the limited liability company are managed by a board of five directors, which includes Mr. Krohn. W&T contributed 88.94% of its working interest in certain identified undeveloped drilling projects to the limited liability company and retained 11.06% of its working interest. The Company’s net contribution, reduced by distributions received, to the limited liability company as of December 31, 2021 was $49 million.

The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed by GOL for several years and currently serves as an officer of GOL. The rates charged for these marine and transportation services were either equal to or below rates charged by non-related, third-party companies and/or otherwise determined to be of the best value to the Company. Payments to GOL totaled $12.0 million in 2021. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $0.1 million during 2021 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee is responsible for reviewing and evaluating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable to the Company than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. If you want the Company to consider including a proposal in next year’s 2023 proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than November 21, 2022. If you want us to consider including a nominee for election to the Board at the 2023 Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than January 3, 2023 and no later than February 2, 2023. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., 5718 Westheimer Road, Suite 700 Houston, TX 77057, Attention: Corporate Secretary.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board.

Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., 5718 Westheimer Road, Suite 700 Houston, TX 77057. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investors” section or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Shahid A. Ghauri
Vice President, General Counsel and Corporate Secretary

VIEW MATERIALS & VOTE w SCAN TO W&T OFFSHORE, INC. ATTN: CORPORATE SECRETARY 5718 WESTHEIMER ROAD, SUITE 700 HOUSTON, TX 77057 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WTI2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 2, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70234-P68955 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. W&T OFFSHORE, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Withhold ! ! ! ! ! ! ! ! 1a. Ms. Virginia Boulet 1b. Mr. Daniel O. Conwill, IV 1c. Mr. Tracy W. Krohn 1d. Mr. B. Frank Stanley For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! 2. Proposal to approve, on an advisory basis, the compensation of our named executive officers. 3. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D70235-P68955 W&T OFFSHORE, INC. Annual Meeting of Shareholders May 3, 2022 8:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Tracy W. Krohn and Janet Yang, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on March 7, 2022 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 3, 2022, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY AND FOR PROPOSALS 2 AND 3. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Continued and to be signed on reverse side